                                                                                                Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ALLEN SYSTEMS GROUP, INC.,

ASG M&A, INC.,

AND

MOBIUS MANAGEMENT SYSTEMS, INC.

Dated as of April 11, 2007

TABLE OF CONTENTS

                                                                      Page

RECITALS		1

ARTICLE 1 TERMS OF THE MERGER		1
1.1	THE MERGER.	1
1.2	TIME AND PLACE OF CLOSING .	2
1.3	EFFECTIVE TIME.	2

ARTICLE 2 EFFECTS OF THE MERGER		2
2.1	CERTIFICATE OF INCORPORATION.	2
2.2	BYLAWS.	2
2.3	DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION	2

ARTICLE 3 MANNER OF CONVERTING SECURITIES		2
3.1	CONVERSION OF CAPITAL STOCK.	2
3.2	CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK	3
3.3	ADJUSTMENTS TO MERGER CONSIDERATION	3
3.4	DERIVATIVE SECURITIES	3
3.5	DISSENTING COMMON STOCK.	4
3.6	EXCHANGE OF CERTIFICATES	4
3.7	SUBSEQUENT ACTIONS	6

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
4.1	ORGANIZATION, STANDING, AND POWER.	7
4.2	AUTHORITY; NO CONFLICT.	7
4.3	CAPITALIZATION.	8
4.4	SUBSIDIARIES AND AFFILIATES.	9
4.5	BOARD APPROVALS.	9
4.6	REQUIRED VOTE.	9
4.7	COMPANY SEC DOCUMENTS.	10
4.8	FINANCIAL STATEMENTS.	10
4.9	ABSENCE OF CERTAIN CHANGES OR EVENTS.	11
4.10	NO UNDISCLOSED LIABILITIES.	11
4.11	LITIGATION.	12
4.12	EMPLOYEE BENEFIT PLANS; ERISA.	12
4.13	TAXES.	14
4.14	INTELLECTUAL PROPERTY.	15
4.15	REAL AND PERSONAL PROPERTY AND CONDITION OF ASSETS.	18
4.16	INSURANCE.	18
4.17	ENVIRONMENTAL MATTERS.	18
4.18	COMPLIANCE WITH LAWS; NO VIOLATIONS.	19
4.19	LABOR MATTERS.	19
4.20	CERTAIN AGREEMENTS	20
4.21	[INTENTIONALLY OMITTED].	21

4.22	[INTENTIONALLY OMITTED].	21
4.23	CERTAIN BUSINESS PRACTICES.	21
4.24	RELATED PARTY TRANSACTIONS.	21
4.25	PROXY STATEMENT.	21
4.26	TAKEOVER STATUTES.	22
4.27	OPINION OF FINANCIAL ADVISOR.	22
4.28	BROKERS.	22

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		22
5.1	ORGANIZATION.	22
5.2	AUTHORIZATION; NO CONFLICT.	23
5.3	INFORMATION IN THE PROXY STATEMENT	23
5.4	BROKERS.	23
5.5	FINANCING.	24
5.6	LITIGATION.	24
5.7	NOT AN INTERESTED STOCKHOLDER.	24
5.8	OWNERSHIP OF COMPANY STOCK	24

ARTICLE 6 CONDUCT OF BUSINESS PENDING THE MERGER		24
6.1	INTERIM OPERATIONS OF THE COMPANY.	24
6.2	NO SOLICITATION.	27
6.3	SEC REPORTS.	29

ARTICLE 7 ADDITIONAL AGREEMENTS		29
7.1	AGREEMENTS AS TO EFFORTS TO CONSUMMATE; CONSENTS AND APPROVALS.	29
7.2	NOTIFICATION OF CERTAIN MATTERS; CURRENT INFORMATION.	30
7.3	ACCESS.	30
7.4	CONFIDENTIALITY.	31
7.5	[INTENTIONALLY OMITTED].	31
7.6	PUBLICITY.	31
7.7	INSURANCE AND INDEMNIFICATION.	31
7.8	THIRD PARTY STANDSTILL AGREEMENTS.	32
7.9	STATE TAKEOVER LAWS.	33
7.10	STOCKHOLDER SOLICITATION AND APPROVALS.	33
7.11	EMPLOYEE BENEFITS.	33
7.12	STOCKHOLDER LITIGATION.	35
7.13.	FIRPTA CERTIFICATE.	35

ARTICLE 8 CONDITIONS		35
8.1	CONDITIONS TO EACH PARTY’S OBLIGATIONS TO EFFECT THE MERGER.	35
8.2	CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER TO EFFECT THE MERGER.	36
8.3	CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER.	37

ARTICLE 9 TERMINATION		37
9.1	TERMINATION.	37
9.2	EFFECT OF TERMINATION.	38

ARTICLE10 GENERAL PROVISIONS		40
10.1	DEFINITIONS.	40
10.2	FEES AND EXPENSES.	45
10.3	ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS; NO THIRD PARTY BENEFICIARIES.	45
10.4	AMENDMENT AND MODIFICATION.	45
10.5	WAIVERS.	45
10.6	NO ASSIGNMENT.	46
10.7	NOTICES.	46
10.8	GOVERNING LAW; JURISDICTION.	47
10.9	SPECIFIC PERFORMANCE.	47
10.10	WAIVER OF JURY TRIAL.	47
10.11	COUNTERPARTS.	47
10.12	CAPTIONS.	47
10.13	COMPANY DISCLOSURE SCHEDULE	47

Exhibit A            Voting Letter Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of April 11, 2007, is entered into by and among Allen Systems Group, Inc. (the “Parent”), a Delaware corporation, ASG M&A, Inc. (the “Purchaser”), a Delaware corporation and wholly-owned subsidiary of the Parent, and Mobius Management Systems, Inc., (the “Company”), a Delaware corporation. Certain capitalized terms used in this Agreement are defined in Section 10.1 of this Agreement.

RECITALS

WHEREAS, the respective boards of directors of the Company, the Parent and the Purchaser have deemed it advisable and in the best interests of their respective corporations and stockholders to approve the acquisition of the Company by the Parent upon the terms and conditions set forth herein;

WHEREAS, the respective boards of directors of the Parent, the Purchaser, and the Company have approved this Agreement and the Merger (as defined in Section 1.1 hereof) in accordance with the General Corporation Law of the State of Delaware (“DGCL”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company has approved this Agreement and has determined that the consideration to be paid for each share of the issued and outstanding common stock, $0.0001 par value per share, of the Company (“Common Stock”) in the Merger is fair to the holders thereof and has resolved to recommend that such holders adopt this Agreement upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Parent and the Purchaser have required as a condition and an inducement to their willingness to enter into this Agreement that concurrently with the execution and delivery of this Agreement and incurring the obligations set forth herein, that certain stockholders of the Company enter into, and such stockholders contemporaneously with the execution of this Agreement have entered into, a Voting Letter Agreement in substantially the form attached hereto as Exhibit A (“Voting Agreement”) pursuant to which such stockholders have agreed, among other things, (i) to vote the shares of Common Stock held by them in favor of the adoption of this Agreement and, under certain circumstances, to grant the Parent their proxy to vote such shares, and (ii) not to transfer, sell, hypothecate, or otherwise dispose of their beneficial ownership of, or their ability to vote, the Common Stock held by them as of the date hereof or which they may acquire hereafter.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

Terms of Merger

1.1 The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (“Merger”) pursuant to which (i) the Purchaser shall be merged with and into the Company in accordance with the provisions of the DGCL and the separate corporate existence of the Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger will be consummated pursuant to the terms of this Agreement, which has been approved by the respective boards of directors of the Parent, the Purchaser, and the Company. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.2 Time and Place of Closing. The closing (the “Closing”) of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) will take place at the offices of Carlton Fields, P.A., Corporate Center Three, 4221 W. Boy Scout Boulevard, Tampa, Florida 33607, at 10:00 a.m. local time on a date that is not later than the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article 8 (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at Closing) (such date, the “Closing Date”).

1.3 Effective Time. On the Closing Date, the Company and the Purchaser shall jointly prepare and cause to be filed with the Secretary of State of the State of Delaware as provided by the DGCL an appropriate Certificate of Merger (the “Certificate of Merger”). The Merger and the other Transactions shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Effective Time”).

ARTICLE 2

Effects of the Merger

2.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be restated and amended to read in its entirety as the certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain “Mobius Management Systems, Inc.” and the provisions of the certificate of incorporation of the Purchaser relating to the incorporator of the Purchaser shall be omitted, and as so restated and amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Law and such certificate of incorporation.

2.2 Bylaws. The bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be “Mobius Management Systems, Inc.,” until thereafter amended as provided by applicable Law, the certificate of incorporation of the Surviving Corporation, and such bylaws.

2.3 Directors an Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE 3

Manner of Converting Securities

3.1 Conversion of Capital Stock. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of the shares of Common

Stock or the holders of shares of common stock, $0.01 par value per share, of the Purchaser (“Purchaser Common Stock”):

(a) Purchaser Common Stock. Each share of the Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of the Purchaser Common Stock immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

(b) Parent Common Stock. Each issued and outstanding share of common stock, no par value per share, of the Parent will remain issued and outstanding.

(c) Conversion of Common Stock. Each outstanding share (including any Restricted Shares) of Common Stock (other than shares of Common Stock to be cancelled in accordance with Section 3.2 and other than Dissenting Common Stock) shall cease to be outstanding and shall be converted automatically into, and represent the right to receive the Merger Consideration, payable to the holder thereof in cash, without interest. From and after the Effective Time, all such shares of Common Stock shall no longer remain outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.6, without interest thereon.

3.2 Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by the Parent, the Purchaser or any other wholly-owned Subsidiary of the Parent shall be cancelled and retired, and no consideration shall be delivered in exchange therefor.

3.3 Adjustments to Merger Consideration. If, between the date of this Agreement and the Effective Time, the Company changes the number of shares of Common Stock issued and outstanding prior to the Effective Time as the result of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reclassification, reorganization, recapitalization or other like change with respect to Common Stock (each, an “Adjustment”), the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of shares of Common Stock with the same economic effect as contemplated by this Agreement prior to such Adjustment.

3.4 Derivative Securities.

(a) The Board of Directors of the Company shall take all actions necessary to cause, at the Effective Time, each outstanding option, stock equivalent right or other right to acquire shares of Common Stock (an “Option” or “Options”) granted under the Option Plans whether or not then exercisable or vested, except as set forth on Section 3.4(a) of the Company Disclosure Schedule, to be 100% exercisable and vested and to be cancelled and, in consideration of such cancellation, at the Effective Time the Parent shall, or shall cause the Surviving Corporation to, pay to such holders of Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Option and (y) the number of shares of Common Stock subject to such Option (such payment, if any, to be net of applicable withholding and excise taxes). As of the Effective Time, all Option Plans and any agreement or plan relating to Options shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect to the capital stock of the Company or any Company Subsidiary, including the RSUs, shall be cancelled. The Company shall use its commercially reasonable efforts to effectuate the foregoing, including, but not limited to, obtaining all consents necessary to cash out and cancel all Options and as are necessary to ensure that, after the Effective Time, no Person shall have any right under any of the Option Plans, or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any subsidiary thereof.

(b) (i) Immediately prior to the Effective Time, each restricted stock unit (“RSU”) issued by the Company under its Option Plans that is outstanding as of the date of this Agreement, whether or not vested and subject to conversion into Common Stock under its Option Plans, shall be converted automatically into one share of Common Stock and shall be entitled only to receive the Merger Consideration, and (ii) each restricted share of Common Stock issued by the Company pursuant to any applicable restricted stock award agreement of the Company and subject to any vesting, repurchase or other lapse restrictions thereunder (each, a “Restricted Share”) that is outstanding as of the date of this Agreement, whether or not vested or subject to repurchase, shall automatically vest and become free of such restrictions and right of repurchase as of the Effective Time and shall, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration.

(c) The Board of Directors of the Company shall take all action necessary to cause (i) any “Offering Periods” (as defined in the 1998 Employee Stock Purchase Plan, as amended (the “ESPP”)) then in progress to be shortened by setting a new “Exercise Date” (as defined in the ESPP) as of a date prior to the Effective Time, and any Offering Periods then in progress shall end on such new Exercise Date, and (ii) the termination of the ESPP effective as of a time following such new Exercise Date but at or prior to the Effective Time of the Merger, as may be requested by the Parent.

3.5 Dissenting Common Stock.

(a) Notwithstanding anything in this Agreement to the contrary, Common Stock outstanding immediately prior to the Effective Time which is held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL (“Dissenting Common Stock”) shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. A holder of Dissenting Common Stock shall be entitled to receive payment of the appraised value of the Common Stock held by it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, in which case such Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Common Stock pursuant to Section 3.6.

(b) The Company shall give the Parent (i) prompt notice of any written demands for appraisal of any Common Stock received by the Company pursuant to Section 262 of DGCL, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

3.6 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, the Parent shall designate a national bank or trust company (which shall be reasonably acceptable to the Company) to act as agent for the holders of shares of Common Stock in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Common shall become entitled pursuant to Section 3.1(c). At or prior to the Effective Time, the Parent or the Purchaser shall deposit or cause to be deposited with the Paying Agent, for exchange, in accordance with this Section 3.6, and payment, in accordance with Section 3.4, an amount of cash sufficient to make payment of the aggregate Merger Consideration (other than that for Dissenting Common Stock) and payments relating to Options and RSUs pursuant to this Agreement (such deposited Merger Consideration and payments relating to Options and RSUs pursuant to this Agreement referred to herein as the “Exchange Fund”). In the event that a holder of Dissenting Common Stock effectively withdraws its dissenters rights under the DGCL following the Effective Time, such holder of Dissenting Common Stock shall properly surrender its Certificate(s) and following such surrender : (i) all of such shares of Dissenting Common Stock shall be cancelled and (ii) such holder of the Dissenting Common Stock surrendered shall receive payment therefor from the Purchaser or the Parent in an amount equal to the Merger Consideration per share of Dissenting Common Stock so cancelled. Notwithstanding the foregoing, such funds shall be invested by the Paying Agent as directed by the Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Common Stock; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Earnings from such investments shall be the sole and exclusive property of the Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Common Stock.

(b) Exchange Procedures. Promptly after the Effective Time, but in no event more than five (5) Business Days, the Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Common Stock (the “Certificates”) whose shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (i) a letter of transmittal in customary form, mutually agreed to by the Company and the Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. After the Effective Time, upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such transmittal materials, properly and duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate or Certificates, and the Certificate or Certificates so surrendered shall forthwith be cancelled, and the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions hereof. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 3.6(b), neither the Parent nor the Purchaser shall be obligated to deliver the Merger Consideration to the holder of shares of Common Stock and, after the Effective Time, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration, without interest thereon.

(c) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in a form reasonably satisfactory to the Purchaser) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue, in each case, in exchange for such affidavit, the appropriate amount of Merger Consideration deliverable in respect thereof as determined in accordance with Section 3.1; provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, upon the request of the Purchaser, the Parent, or Surviving Corporation, indemnify the Surviving Corporation and the Parent in a manner reasonably satisfactory to them (by the posting by such Person of such bond and security as the Surviving Corporation and the Parent my reasonably request) against any claim that may be made against the Surviving Corporation and the Parent with respect to the Certificate claimed to have been lost, stolen or destroyed.

(d) Transfer Books; No Further Ownership Rights in Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 3.

(e) Termination of Fund; No Liability. Subject to applicable Law, any portion of the Exchange Fund (including the proceeds of any investments thereof) which had been made available to the Paying Agent pursuant to Section 3.6 of this Agreement that remain unclaimed by the former stockholders of the Company for one year after the Effective Time shall be paid to the Parent. Any former stockholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to the Parent (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration, without any interest thereon. Any other provision of this Agreement notwithstanding, none of the Parent, the Purchaser, the Company, the Surviving Corporation, or the Paying Agent shall be liable to a holder of the Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any abandoned property, escheat, or similar Law. Any amounts remaining unclaimed by any holder of Common Stock immediately prior to the time when such amounts would otherwise escheat to or become the property of a federal, state, or local government authority or court or administrative or regulatory agency, shall, to the extent permitted by Law, become the property of the Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Withholding Taxes.  Each of the Surviving Corporation, the Paying Agent, and the Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold pursuant to any applicable Tax Laws. To the extent such amounts are deducted, withheld, and paid to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person.

3.7 Subsequent Actions. If at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE 4

Representations and Warranties of the Company

Except as (a) disclosed in Company SEC Documents filed within 12 months prior to the date of this Agreement or (b) set forth in the disclosure schedule, dated as of the date of this Agreement, that has been delivered by the Company to the Parent and the Purchaser prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to the Parent and the Purchaser as follows:

4.1 Organization, Standing, and Power. The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware, and has the requisite corporate authority to own and operate its properties and to carry on its business as they are now being operated and carried on. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company made available to the Parent complete and correct copies of the Company’s certificate of incorporation (“Certificate of Incorporation”) and bylaws (“Bylaws”), and such Certificate of Incorporation and Bylaws are in full force and effect.

4.2 Authority; No Conflict.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of this Agreement by the holders of the issued and outstanding Common Stock with respect to the Merger, to consummate the Transactions, and to perform its obligations under this Agreement. The execution, delivery, and performance by the Company of this Agreement, and the consummation of the Transactions, including the Merger, have been duly authorized by all necessary corporate action in respect thereof on the part of the Company, subject in the case of the consummation of the Merger to the requisite adoption of the Agreement by the holders of the outstanding shares of Common Stock. Except for the approval of this Agreement and adoption of the Merger by the requisite holders of the issued and outstanding shares of Common Stock, no other corporate action is required on the part of the Company to authorize the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution, and delivery hereof by the Parent and the Purchaser, this Agreement is a valid and binding obligation of the Company enforceable against it in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought (the “Bankruptcy and Equity Exceptions”)).

(b) Neither the execution and delivery by the Company of this Agreement, or the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions herein, will: (i) conflict with or violate any provision of its Certificate of Incorporation or Bylaws, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or require a consent pursuant to, or result in the creation of any Lien upon any material assets or properties of the Company or any Company Subsidiary pursuant to, any of the terms, provisions, or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, plan, or other instrument or obligation to which the

Company or any Company Subsidiary is a party or by which any of their respective assets or properties may be bound or affected, (iii) require any notice, registration, declaration, or filing by the Company with, or Permit, authorization, approval, or consent of, or exemption or waivers by, or any action by any court, governmental, regulatory or administrative agency, commission, authority, instrumentality, or other public body, domestic or foreign (a “Governmental Entity”) or any other Person other than (A) in connection or compliance with the provisions of applicable state corporate and securities Laws, the United States federal securities Laws, the HSR Act and any other applicable Antitrust Law, and rules of Nasdaq, and (B) the filing of the Certificate of Merger (Sections 4.2(b)(iii)(A) and (B), collectively, the “Regulatory Filings”), or (iv) conflict with or violate any judgment, order, writ, Injunction, decree, or Law applicable to the Company or any Company Subsidiary or any of their assets or properties; except in the case of clauses (ii) through (iv) of this Section 4.2(b), as would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock. As of the date of this Agreement, (i) 25,039,621 shares of Common Stock are issued, 19,685,398 shares of Common Stock are outstanding, 5,354,223 shares of Common Stock are held as treasury shares, and 13,425 Restricted Shares are outstanding, and (ii) a sufficient number of shares of Common Stock were reserved for issuance pursuant to the Option Plans and the ESPP. All of the outstanding shares of the Company’s capital stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. There is no indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for Options to purchase 2,967,365 shares of Common Stock and 2,100 RSUs or as set forth in Section 4.3(a) of the Company Disclosure Schedule, (i) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (ii) there are no outstanding agreements, arrangements, undertakings, or commitments of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Common Stock or the capital stock of the Company or any Company Subsidiary or any Affiliate of the Company, and (iii) there are no outstanding contractual obligations to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity. Neither the Company nor any Company Subsidiary has outstanding or authorized any phantom stock or any stock appreciation, profit participation or similar rights. No shares of Common Stock are owned by any Company Subsidiary.

(b) The Company has filed with the SEC complete and correct copies of each of the Option Plans and the ESPP, including all amendments thereto. Section 4.3(a) of the Company Disclosure Schedule sets forth, a complete and correct list of all outstanding Options to purchase capital stock of the Company, including with respect to each such Option, the number of shares of Common Stock issuable thereunder, the name of the holder, the grant date, the exercise price per share, the vesting schedule (including any portion that would become vested as a result of the Transactions) and the expiration date of each such Option, and whether the Option is an “incentive stock option” under Section 422 of the Code or a non-qualified option. All Options granted under the Option Plans have been granted pursuant to option award agreements in substantially the forms made available by the Company to the Parent. All Options may, by their terms, be treated in accordance with Section 3.4 of this Agreement.

(c) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries and there are no registration rights agreements relating to any equity or debt securities of the Company or any Company Subsidiary. All of the Common Stock and Options have been issued in compliance with all applicable federal and state securities Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.4 Subsidiaries and Affiliates.

(a) Section 4.4(a) of the Company Disclosure Schedule sets forth, as of the date hereof, the name, the jurisdiction of incorporation or organization, and the authorized and outstanding capital of each Company Subsidiary. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity interest in any business other than publicly-traded securities constituting less than two percent of the outstanding equity of the issuing entity. All of the outstanding capital stock or other equity or ownership interests of each Company Subsidiary is owned directly by the Company or a Company Subsidiary free and clear of all material Liens (other than Permitted Liens), preemptive rights, and of any other material limitation or restriction, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer, or voting of, any capital stock of any such Company Subsidiary to any Person except the Company or another Company Subsidiary.

(b) Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (ii) has the requisite corporate power and authority to own and operate its properties and carry on its business as it is now being conducted and carried on, and (iii) is duly qualified or licensed to do business as a foreign Person and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its business makes such qualification or license is necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has made available to the Parent complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Company Subsidiary as currently in effect.

4.5 Board Approvals. The Company’s board of directors, at a meeting duly called and held, has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, (b) duly and validly approved and taken all corporate action required to be taken by the Company’s board of directors to authorize the consummation of the Transaction, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement. None of the aforesaid actions by the Company’s board of directors has been amended, rescinded or modified as of the date hereof.

4.6 Required Vote. Assuming the accuracy of the representations and representations set forth in Section 5.7 hereof, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date for the meeting of the Company’s stockholders to vote to adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger and adopt this Agreement (“Company Stockholder Approval”). The Company has been advised that certain directors, executive officers and certain significant stockholders of the Company identified on Annex I to this Agreement intend to vote in favor of the approval and adoption of this Agreement at the Special Meeting and have executed a Voting Agreement in substantially the form as set forth in Exhibit A to this Agreement.

4.7 Company SEC Documents.

(a) The Company has (i) made available to the Parent complete and correct copies of  the Company’s annual reports on Form 10-K for its fiscal years ended June 30, 2006, 2005 and 2004, and (ii) timely filed (A) its quarterly reports on Form 10-Q for its fiscal quarters ended December 31, 2006 and September 30, 2006, (B) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since June 30, 2005, and (C) all reports, schedules, forms, filings, registration statements and other documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed or submitted by it, including all reports filed by it on Form 8-K with the SEC, since June 30, 2005 (the documents referred to in this Section 4.7(a), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b) As of their respective filing dates or effective dates, as appropriate, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (“Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder. No Company SEC Document, as of its filing date or effective date, as appropriate, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except to the extent corrected, amended, revised, or superceded by a Company SEC Document filed prior to the date of this Agreement). The Company has made available to the Parent copies of all comment letters received by the Company from the SEC since January 1, 2005 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. None of the Company Subsidiaries is required to file or submit any forms, reports, or other documents with the SEC.

4.8 Financial Statements.

(a) The Financial Statements, including in each case, any related notes: (i) comply, as of their respective dates of filing with the SEC, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis during the period involved (or except as may be stated in the notes thereto) and (iii) fairly present, in all material respects (except as may be stated in the notes thereto), the consolidated financial position at the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries for the periods referred to therein, subject, with respect to interim unaudited financial statements, to normal and recurring year-end adjustments that are not reasonably likely to be material in amount.

(b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c) Except as disclosed in the Company SEC Documents or in the Company Disclosure Schedule, since June 30, 2004, neither the Company nor any Company Subsidiary has received any written notification from its independent auditors, any Governmental Entity or any other Person of a “material weakness” in the Company’s internal controls. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to such term in the Statements of Auditing Standards 60, as in effect on the date hereof.

(d) The audit committee of the Company’s board of directors includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

(e) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or Persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such Persons, as required by Section 406(b) of the Sarbanes-Oxley Act of 2002, as amended. To the Knowledge of the Company, there have been no violations of any provisions of the Company’s code of ethics by any such Persons.

4.9 Absence of Certain Changes or Events. Since December 31, 2006 (the “Balance Sheet Date”): (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business, (ii) there has not been any damage, destruction, or other casualty loss (whether or not covered by insurance) or any action, circumstance, event, change, development, or occurrence which in any case has had, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) neither the Company nor any Company Subsidiary has taken any action, or failed to take any action which action or failure, if taken after the date hereof, would have required the consent of the Parent under Section 6.1, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.10 No Undisclosed Liabilities.  Except (a) for Taxes (which are addressed in Section 4.13 hereof), (b) as disclosed in the Financial Statements (or in the footnotes thereto) or otherwise in the Company SEC Documents, and (c) for liabilities and obligations (i) incurred in the ordinary course of business between the Balance Sheet Date and the date of this Agreement, (ii) arising under this Agreement or in connection with the Transactions (including, without limitation, liabilities relating to any legal, investment banking, or other professional advisory fees and expenses (in the case of the fees and expenses of the Company Financial Advisor, pursuant to the Company’s engagement letter with the Company Financial Advisor in effect as of the date hereof and a copy of which has been made available to the Parent) incurred by the Company or any of the Company Subsidiaries), (iii) as disclosed in Section 4.10 of the Company’s Disclosure Schedule, and (iv) relating to for the performance of obligations of the Company or any of the Company Subsidiaries pursuant to the express terms of any contract or agreement to which the Company or any such Company Subsidiary is a party as of the date hereof, neither the Company nor any Company Subsidiary has (x) any liabilities required by GAAP to be reflected on a consolidated balance sheet or any notes to the consolidated financial statements of the Company and the Company Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company, or (y) any material off-balance sheet financing transactions, arrangements, obligations (including contingent obligations) or other relationships with entities or others (“Off-Balance Sheet Financing Transactions”) which are not included in the Company’s consolidated financial statements that would have a current or future effect on the financial condition, changes in financial condition, result of operations, cash flows, liquidity, capital expenditures, capital resources or significant components of the Company’s revenues or expenses.

4.11 Litigation. Except to the extent set forth in Section 4.11 of the Company Disclosure Schedule or otherwise as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (a) there is no suit, claim, action, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation instituted or pending (and of which the Company has been notified) or, to the Knowledge of the Company, threatened against, affecting or naming as a party thereto the Company or any Company Subsidiary, or against their respective businesses or assets, and (b) there are no material outstanding judgments, orders, writs, Injunctions, awards, or decrees of any Governmental Entity or arbitrator against the Company, any Company Subsidiary, any of their respective material properties, assets, or businesses, or, to the Knowledge of the Company, any of the current or former directors or officers (in their capacities as such) of the Company or any Company Subsidiary whom the Company or any Company Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such Person).

4.12 Employee Benefit Plans; ERISA.

(a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each (collectively, the “Plans”): (i) deferred compensation and each incentive compensation, equity compensation plan (including each of the option Plans), “welfare” plan, fund or program within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) “pension” plan, fund or program (within the meaning of section 3(2) of ERISA), (iii) employment, termination or severance agreement, and (iv) other employee benefit plan or fund, and each other material employee program, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any Company Subsidiary, for the benefit of any current employee or former employee of the Company or any Company Subsidiary.

(b) With respect to each Plan, the Company has heretofore delivered or made available to the Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any summary plan description, related trust or other funding vehicle, the most recent Form 5500, to the extent applicable, and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code. Notwithstanding the foregoing, any Plan included as an exhibit in any filing made with the SEC need not be listed on Section 4.12(a) of the Company Disclosure Schedule and need not be delivered or otherwise made available to the Parent or the Purchaser under this Section 4.12(a).

(c) The Company does not maintain or contribute to any Plan that is subject to Title IV or Section 302 of ERISA.

(d) Each Plan conforms in all material respects with and has been operated and administered in all material respects in compliance with its terms and applicable law, including but not limited to ERISA and the Code.

(e) Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, and to the Company’s Knowledge, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of any such Plan under Section 401(a) of the Code.

(f) No Plan provides material medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(g) Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(h) No amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Plans or any other contract, agreement, or arrangement with respect to which the Company or any Company Subsidiary may have any liability would fail to be deductible for federal income tax purposes pursuant to Sections 162(m) or Section 280G of the Code. To the Knowledge of the Company, there are no current challenges to such deductibility that have been asserted pursuant to Section 162(a) of the Code.

(i) There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(j) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, with respect to all of the Plans which are subject to Laws other than those of the United States, (a) such Plans are in compliance with any applicable Laws, including relevant Tax Laws, and the requirements of any agreement or trust deed under which they are established, (b) all employer and employee contributions to each such Plan required by Law or by the terms of such plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, and (c) the fair market value of the assets of each funded plan, the liability of each insurer for any plan funded through insurance or the book reserve established for any plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan.

(k) None of the Company, any Company Subsidiary, any ERISA Affiliate, any of the Plans, any trust created thereunder, or to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any Company Subsidiary or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or Section 502(i) of ERISA or a tax imposed pursuant to Sections 4975, 4976 or 4980B of the Code.

(l) None of the Company, any Company Subsidiary, or any ERISA Affiliate is a party to any written agreement or memorandum of understanding with the Department of Labor, or the Centers for Medicare and Medicaid Services.

(m) To the Knowledge of the Company, no written representations or communications with respect to the participation, eligibility for benefits, vesting, benefit accrual, or coverage under any Plan have been made to employees, directors, or agents (or any of their representatives or beneficiaries) of the Company or any Company Subsidiary which are not substantially in accordance with the terms and conditions of the Plans.

(n) The Company and each Company Subsidiary have made or properly accrued for all payments due from them to date with respect to the Plans.

(o) No “leased employee,” as that term is defined in Section 414(n) of the Code, performs services for the Company or any ERISA Affiliate. The Company and each Company Subsidiary have at all times been in material compliance with applicable Law regarding the classification of employees and independent contractors.

4.13 Taxes. Except as set forth in Section 4.13 of the Company Disclosure Schedule:

(a) The Company and all Company Subsidiaries (x) have timely filed (or there have been filed on their behalf) all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects, and (y) have duly and timely paid in full (or there has been paid on their behalf) all material Taxes that have become due and payable, except for Taxes that are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP.

(b) There are no material Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Liens for Taxes not yet due or for Taxes that are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

(c) To the Knowledge of the Company, (i) no federal, state, local or foreign Audits (as hereinafter defined) are pending with regard to any Taxes or Tax Return of the Company or any Company Subsidiary, (ii) no Audit of the Company’s federal income Tax filings for the last four taxable years has been conducted by the Internal Revenue Service, and (iii) no Audit of the Company’s federal income Tax filings for the last four taxable years is threatened.

(d) None of the Company or any Company Subsidiary has granted any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment of any Tax with respect to any Tax Return of the Company or any Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary is a party to any written or oral contract, agreement or arrangement providing for the allocation, indemnification, or sharing of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes).

(f) Neither the Company nor any Company Subsidiary has been a member of any “affiliated group” (as defined in Section 1504(a) of the Code) other than the affiliated group of which the Company is the “parent” and no Company Subsidiary is subject to Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state, or local Law) for any period other than in connection with the affiliated group of which the Company is the “parent.”

(g) All Taxes for which the Company or any Company Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the proper Governmental Entity or are being withheld by the Company or such Company Subsidiary, except for such failures which are not, individually or in the aggregate, material in amount. The Company and each Company Subsidiary is in material compliance with, and its records contain all material information and documents (including properly completed Internal Revenue Service Form W-9) necessary to comply with, all material applicable information reporting, Tax withholding and backup withholding (within the meaning of Section 3406 of the Code) requirements under federal, state, and local Tax Laws.

(h) The Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and the shares of Common Stock are “regularly traded on an established securities market” for purposes of Section 1445(b)(6) of the Code and treasury regulation Section 1.1445-2(c)(2).

4.14 Intellectual Property.

(a) To the Knowledge of the Company, the Company is the sole and exclusive owner of all Patents, Copyrights, Trademarks, Internet Domain Names, Know-how (each of such terms are hereinafter defined) and all goodwill associated therewith (all of the foregoing referred to collectively herein as the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens).

(i) Section 4.14(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all registered and applied for United States and foreign trademarks, service marks, trade names, designs, logos, slogans and names owned by the Company and material to the Company’s business or used in conjunction with the Owned Software (as hereinafter defined) (all of the foregoing referred to collectively herein as the “Trademarks”).

(ii) Section 4.14 (a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign issued patents, patent applications, patent registrations, letters patent owned by the Company or otherwise used in conjunction with the Owned Software (all of the foregoing referred to collectively herein as the “Patents”).

(iii) Section 4.14 (a)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign copyright applications and copyright registrations and the moral rights owned by the Company or otherwise used in conjunction with the Owned Software (all of the foregoing referred to collectively herein as the “Copyrights”).

(iv) Section 4.14(a)(iv) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign Internet domain name applications and registrations owned by the Company and material to the Company’s business or otherwise used in conjunction with the Owned Software (all of the foregoing referred to collectively herein as the “Internet Domain Names”).

(v) Except for those agreements identified in Section 4.14(a)(v) of the Company’s Disclosure Schedule, to the Knowledge of the Company, no technologies, trade-secrets, designs, improvements, formulae, manufacturing methods, practices, processes, technical data, product development data, research data, specifications and other methods and know-how (whether or not patentable or otherwise registerable, whether or not a secret and whether or not reduced to writing) owned by the Company and material to the Company’s business or otherwise used in conjunction with the Owned Software (all of the foregoing referred to collectively herein as the “Know-how”) has been disclosed or is authorized to be disclosed to any third party other than pursuant to any agreement that limits the use or disclosure of such Know-how without the Company’s prior written consent.

(b) With respect to the applications listed in Section 4.14(a)(i) through Section 4.14(a)(iv) of the Company Disclosure Schedule, to the Knowledge of the Company: (i) each application has been prosecuted in material compliance with all applicable rules, policies and procedures of the relevant agencies and government offices, (ii) there are no claims of prior use or other third-party claims relevant to any such application that would render any material claim thereunder unregistereable or (iii)

for the Patents, there is no prior art relevant to any such application that would render any material claim thereunder unpatentable or any material claim in any issued patent based thereon invalid.

(c) The Company has taken all steps that are reasonably necessary to protect, maintain and enforce the Company Intellectual Property, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company currently is listed in the records of the appropriate federal, state or foreign agency as the sole owner of record for each application and registration relating to the Company Intellectual Property. The Company Intellectual Property listed on Section 4.14(a) of the Company Disclosure Schedule is, to the Knowledge of the Company, valid and subsisting and has not been cancelled, expired or abandoned. Except as set forth on Section 4.14(c) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no pending, existing, or threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority (aside from normal prosecution proceedings not involving any third party and not involving the validity or enforceability of the Company Intellectual Property) in any jurisdiction involving any of the Company Intellectual Property.

(d) The Company has provided in Section 4.14(d) of the Company Disclosure Schedule a true and correct list of all of the software owned or licensed by the Company, other than commercially available “off-the-shelf” software, and material to the business of the Company (the “Company Software”) and therein has identified which Company Software is owned, licensed, leased, or otherwise used, as the case may be. The Company Software listed on Section 4.14 (d) of the Company Disclosure Schedule is owned by the Company or used under rights granted to the Company pursuant to a written agreement, license or lease from a third party.

(i) The use of the Company Software owned by the Company (including without limitation the source code, binary executable code, object code, compilers, assemblers and algorithms therein) (the “Owned Software”) does not, to the Knowledge of the Company, violate the rights of any third party. To the Knowledge of the Company, the Company is the sole and exclusive owner of and has the valid right to use, sell, license, maintain, support, upgrade and provide services for all of the material Owned Software free and clear of all Liens (other than Permitted Liens).

   (ii) Except as set forth in Section 4.14(d)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, no source code for any Owned Software has been delivered or licensed to any escrow agent or any other Person who is not, as of the date of this Agreement, a person acting as an employee (currently or in the past) of the Company or a subcontractor or consultant of the Company. Except as set forth in Section 4.14(d)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available the source code for any Owned Software to any escrow agent or other Person who is not, as of the date of this Agreement, or was not a Person acting as an employee of the Company or a subcontractor or consultant of the Company. No event has occurred, and no circumstances or conditions exist, as of the date of this Agreement, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Owned Software to any Person who is not as of the date of this Agreement acting as an employee of the Company or a subcontractor or consultant of the Company.

(iii) To the Knowledge of the Company, no Owned Software is subject to any “copyleft” or other obligation or condition (including any obligation of condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that: (y) could require, or could condition the use or distribution of such Software on, the disclosure, licensing or distribution of any source code for any portion of such Software or (z) could otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software.

(e) The Company has made available to the Parent copies of all written agreements (including, without limitation, covenants not to sue and settlement agreements) granting any right to use any Company Intellectual Property or Company Software in which (i) the Company or any Company Subsidiary is the licensor or licensee, (ii) annual payments required thereunder exceed $10,000, and (iii) the parties thereto continue to have any obligations, duties or liabilities thereunder (the “Licenses”). The Licenses are, to the Knowledge of the Company, valid and binding obligations, enforceable against each such party in accordance with their terms, there are no material breaches or defaults under any License by the Company or by any other party thereto, and there exists no event or condition which does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any other party thereto, under any such License. The Company has not licensed or sublicensed any of its material rights in or assigned or entered into settlement agreements with respect to, any Company Intellectual Property or Company Software other than pursuant to the Licenses. Except as set forth in Section 4.14(e) of the Company Disclosure Schedule and except as would not, individually or in the aggregate have a Material Adverse Effect on the Company, no royalties, honoraria or other fees are payable, and no right or forbearance is owed, by the Company to any third parties for the use of or right to use any Company Intellectual Property or Company Software, other than as set forth the Licenses. True and complete copies of all Licenses have been made available to the Parent. Except as set forth in Section 4.14(e) of the Company Disclosure Schedule, there are no agreements granting any third party any right of exclusivity in any of the Owned Software or Company Intellectual Property.

(f) To the Knowledge of the Company, the Company’s employees and its consultants and contractors engaged to develop Company Intellectual Property and Owned Software have signed confidentiality agreements in favor of the Company as reasonably may be necessary to protect, maintain and enforce the Company Intellectual Property and Owned Software except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(g) Except as set forth in Section 4.14(g) of the Company Disclosure Schedule, the Company Intellectual Property and Owned Software were not developed under a grant from any Governmental Entity or other source.

(h) To the Knowledge of the Company, and except as set forth in Section 4.14(h) of the Company Disclosure Schedule, the conduct of the business of the Company does not infringe upon any intellectual property of any third party and no third party is infringing upon any Company Intellectual Property or Owned Software; no such claims have been made against a third party by the Company. There are no related claims or suits pending nor threatened and the Company has not received any written notice of a third party claim or suit: (i) alleging that the Company’s activities or the conduct of its businesses infringes upon or constitutes the unauthorized use of the intellectual property of any third party or (ii) challenging the ownership, use, validity or enforceability of the Company Intellectual Property or Owned Software.

(i) Other than the Licenses, to the Knowledge of the Company, there are no settlements, consents, judgments, Injunctions, or orders or other agreements which restrict the Company’s rights to use any Company Intellectual Property or Owned Software or which restrict the business of the Company in order to accommodate a third party’s intellectual property rights.

(j) Except as set forth in Section 4.14(j) of the Company Disclosure Schedule, the consummation of the Transactions will not result in the loss or impairment of the Company's right to own or use any Company Intellectual Property or, to the Knowledge of the Company, the Company Software,

nor will it require, to the Knowledge of the Company, the Consent of any Governmental Entity or third party in respect thereto (other than filings with United States and foreign intellectual property agencies and any other Governmental Entities).

4.15 Real and Personal Property and Condition of Assets.

(a) None of the Company or any of the Company Subsidiaries owns any real property. Section 4.15(a) of the Company Disclosure Schedule lists all real property interests leased by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have good and valid leasehold interests in all of their respective properties and assets, real and personal, free and clear of all Liens (other than Permitted Liens). Substantially all of the equipment and other assets regularly used in the business of the Company or any Company Subsidiary are in good and serviceable condition, reasonable wear and tear excepted.

(b) All buildings and all fixtures, equipment, and other assets and properties which are material or necessary to the business of the Company or any Company Subsidiary held under leases or subleases by any of them are held under valid instruments enforceable in accordance within their respective terms and each such instrument is in full force and effect. Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

4.16 Insurance. Each material insurance policy and fidelity bond covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and the Company Subsidiaries have been made available to the Parent prior to the date of this Agreement and are in full force and effect and, with respect to all policies, all premiums payable with respect to all periods up to and including the Effective Time have been, or will be prior to the Effective Time, fully paid.

4.17 Environmental Matters. Except as disclosed in Section 4.17 of the Company Disclosure Schedule, and as would not have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) The Company, the Company Subsidiaries, and their respective current and previously owned or operated Participation Facilities, and its Loan Properties are, and have been, in compliance in all material respects with all applicable Environmental Laws.

(b) There is no suit, claim, action, or proceeding pending or, to the Knowledge of the Company, threatened before any Governmental Entity or other forum in which the Company, or any current or previously owned or operated Participation Facility or Loan Property has been or, to the Knowledge of the Company with respect to threatened proceedings, may be named as a defendant or a potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release into the environment of any Hazardous Material in violation of applicable Law, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Company, or any of its Participation Facilities or Loan Properties (or the Company in respect of any Participation Facility or Loan Property). Except as disclosed in Section 4.17 of the Company Disclosure Schedule, no written notice, notification, demand, request for information, citation, summons, or order has been received, no complaint has been filed, no penalty has been assessed, and to the Knowledge of the Company no investigation or review is pending or is threatened by any Governmental Entity relating to or arising out of any Environmental Law.

(c) To the Knowledge of the Company, there have been no releases of Hazardous Material in violation of any Environmental Law, in, on, under, or affecting any current or previously owned or leased real properties of the Company or any Company Subsidiary, or any Participation Facility or any Loan Property of the Company or any Company Subsidiary, except where such release does not and would not be, individually or in the aggregate, materially adverse to the Company, any Company Subsidiary, or the Surviving Corporation.

4.18 Compliance with Laws; No Violations.

Except for Taxes, which are governed by Section 4.13:

(a) The Company and each Company Subsidiary hold all permits, licenses, variances, certificates, filings, franchises, notices, rights, and Consents, of and from all Governmental Entities (collectively, “Permits”) which are necessary for them to own, lease, and operate their assets and properties and to lawfully carry on their business as now conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company does not have any Knowledge that (i) any of the Permits held by the Company or any Company Subsidiary will not be renewable by the Surviving Corporation following the Merger or (ii) such Permits will not otherwise be renewable in the ordinary course after the Effective Time.

(b) Neither the Company nor any Company Subsidiary is in conflict with, or in default under, or in violation of (i) their respective articles or certificate of incorporation, as the case may be, bylaws, or comparable organizational documents, or (ii) except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, any Law, order, judgment, writ, Injunction, decree or material Permit applicable to the Company, a Company Subsidiary or by which the material assets or properties of the Company or any Company Subsidiary are bound or affected, and no claim is pending or, to the Knowledge of the Company, threatened with respect to such matters.

(c) Since June 30, 2005, neither the Company nor any Company Subsidiary has received any written or, to their Knowledge, oral notification or communication from any Governmental Entity: (i) asserting that the Company or a Company Subsidiary is not in compliance, in all material respects, with any Laws, orders, judgments, writs, Injunctions, decrees or material Permit which such Governmental Entity enforces, or (ii) threatening to terminate, revoke, cancel, or reform any material Permit, in any case, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.19 Labor Matters. Except as disclosed in Section 4.19 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary: (a) is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with any labor union or labor organization, or (b) has been joined as a party in any action, suit, claim or proceeding asserting that the Company or any Company Subsidiary, or any predecessor, has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel the Company or any Company Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage, or other labor dispute involving the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened, other than routine disputes with individual employees or former employees which routine disputes are not material. To the Knowledge of the Company, there is no activity involving employees seeking to certify a collective bargaining unit or engaging in any other organizing activity. There are no material employment related disputes, arbitrations, actions, suits, claims, or proceedings pending, or to the Knowledge of the Company, threatened.

4.20 Certain Agreements.  Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company and nor any Company Subsidiary is a party to or subject to:

(a) any agreement relating to bank debt, obligations for borrowed money or guarantees thereof, interest rate swaps or hedging arrangements, sale and leaseback transactions, or other similar financing transactions;

(b) any employment, severance, change in control, consulting or other similar agreement with any executive officer or other employee of the Company or member of the Company Board earning an annual base salary or other compensation in excess of $250,000, other than those that are terminable by the Company or any of the Company Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of the Company Subsidiaries;

(c) any contract or agreement that contains any provisions prohibiting or restricting the Company or any Company Subsidiary, in any material respect, from competing or freely engaging anywhere in the world in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect on the Parent or any of its Affiliates after the consummation of the Merger;

(d) any contract or agreement that (i) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any material product, service or intellectual property, or (ii) contains any provision that requires the purchase of all or a portion of the Company’s or any Company Subsidiaries’ material requirements from a given third party, or any other similar provision;

(e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of the Company or any Company Subsidiary in personal property;

(f) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, severance pay, pension, retirement, savings or other indenture, change of control, welfare, or employee plan or material agreement providing benefits to any current or former employees, officers, or directors of the Company or any Company Subsidiary (including the Option Plans and the ESPP);

(g) any agreement to acquire equipment or commitment to make capital expenditures by the Company or any Company Subsidiary of $100,000 or more;

(h) any agreement for the sale of any material properties or assets or for the grant of any preferential right to purchase any such material properties or assets, other than in the ordinary course of business;

(i) other than agreements made in the ordinary course of business, any agreement requiring the Company or any Company Subsidiary to indemnify any current or former officer, director, employee or agent;

(j) any partnership or joint venture agreement pursuant to which will or may require future payments or performance by the Company or any of the Company Subsidiaries in excess of $250,000 (other than those payments required under the terms and conditions of existing Licenses);

(k) other than the Voting Agreement, any voting or other agreement governing how any shares of capital stock of the Company or any Company Subsidiary shall be voted;

(l) other than in the ordinary course of business or in connection with escrow agreements or arrangements entered into with customers, any agreement or contract pursuant to which the Company or any Company Subsidiary has disclosed or is obligated to disclose the source code of any Company Software to any third party;

(m) except as filed as an exhibit to a Company SEC Document, any contract which is deemed to be a material contract (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and the Company Subsidiaries; and

(n) any contract which would prevent or materially impede or delay the consummation of the Transactions or performance under the Voting Agreements.

Each of the agreements referenced in Section 4.20 of the Company Disclosure Schedule, together with any documents filed in a Company SEC Document as a material contract, shall be referred to herein as “Company Material Contracts”. Neither the Company nor any Company Subsidiary is in material breach or violation of, or is in default under any Company Material Contract, nor, to the Knowledge of the Company, are any other parties to such agreements in default, and no act or omission has occurred which, with notice or lapse of time or both, would constitute a breach or default under any term or provision of any such contract or agreement, except where any such breach, violation or default would not, individually or in the aggregate, have a Material Adverse Effect on the Company. True and complete copies of all Company Material Contracts have been made available to the Parent. Each Company Material Contract is valid, legally binding, enforceable (subject to the Bankruptcy and Equity Exception) and, to the Knowledge of the Company, is in full force and effect.

4.21 [Intentionally Omitted].

4.22 [Intentionally Omitted].

4.23 Certain Business Practices. Neither the Company or any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity regarding the business of the Company or a Subsidiary, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment, gift, contribution, or benefit.

4.24 Related Party Transactions. Other than as disclosed in a Company SEC Documents or in the Company Disclosure Schedule, since July 1, 2006, neither the Company nor any Company Subsidiary has been a party to any transaction or agreement with any Affiliate of the Company (other than a Company Subsidiary), stockholder, director, or executive officer of the Company that would be or will be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act. Neither the Company nor any Company Subsidiary has any loans to any of its respective directors or officers which loans are outstanding.

4.25 Proxy Statement. The Proxy Statement to be used by the Company to solicit any required approval of its stockholders as contemplated by this Agreement, will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein which is necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Special Meeting to be held pursuant to Section 7.10 hereof, including any adjournments thereof, omit to state any material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the provisions of the applicable federal securities Laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in, or information omitted from, any of the foregoing documents based on information provided by or on behalf of the Parent or the Purchaser in writing to the Company specifically for inclusion or incorporation by reference therein.

4.26 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.7 hereof, the board of directors of the Company has taken all actions necessary to exempt the this Agreement, the Merger, and all other Transactions, including the Voting Agreements, from Section 203 of DGCL.

4.27 Opinion of Financial Advisor. The Company's board of directors has received an opinion of the Company Financial Advisor, dated as of the date that the Company’s board of directors approved this Agreement and the Transactions, to the effect that, as of such date, and subject to the qualifications and limitations set forth therein, the consideration to be received in the Merger by the holders of the Common Stock is fair to the holders of the Common Stock from a financial point of view.

4.28 Brokers. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE 5

Representations and Warranties of Parent and Purchaser

The Purchaser and the Parent jointly and severally represent and warrant to the Company as follows:

5.1 Organization.

(a) Each of the Parent and the Purchaser is a corporation incorporated, validly existing and in good standing under the Laws of the jurisdiction of its respective incorporation, and each has all requisite corporate power and authority to own and operate its properties and to carry on its business as is now being operated and carried on. Each of the Parent and the Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Parent or the Purchaser, as the case may be.

(b) The Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities, and has conducted its operations as contemplated by this Agreement. The Purchaser is, and immediately prior to the Effective Time will be, a wholly-owned subsidiary of the Parent, and the Purchaser has no Subsidiaries.

5.2 Authorization; No Conflict.

(a) Each of the Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreement and to consummate the Transactions and the transactions contemplated by the Voting Agreement, and to perform its obligations under this Agreement and the Voting Agreement. The execution, delivery and performance by the Parent and the Purchaser of this Agreement and the Voting Agreement and the consummation of the Transactions and the transactions contemplated by the Voting Agreement have been duly authorized by all necessary corporate action in respect thereof on the part of each of the Parent and the Purchaser, and by the Parent as the sole stockholder of the Purchaser, and no other corporate action is required on the part of the Parent or the Purchaser to authorize the execution and delivery by the Parent and the Purchaser of this Agreement and the Voting Agreement and the consummation by them of the Transactions and the transactions contemplated by the Voting Agreement. This Agreement and the Voting Agreement have been duly executed and delivered by the Parent and the Purchaser and, assuming valid authorization, execution and delivery hereof and thereof by the Company (and, in the case of the Voting Agreement, by the other parties thereto), this Agreement and the Voting Agreement constitute the valid and binding obligations of each of the Parent and the Purchaser enforceable against each of them in accordance with their respective terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement or the Voting Agreement by the Parent or the Purchaser, nor the consummation by the Parent or the Purchaser of the Transactions or the transactions contemplated by the Voting Agreement, or compliance by the Parent or the Purchaser with any of the terms or provisions herein or therein, will: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of either the Parent or the Purchaser, (ii) violate, conflict with or result in a breach of any terms, conditions or provisions of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation, or acceleration of any obligation or the loss of any benefit under, or require a consent pursuant any of the terms, provisions, or conditions of any material loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, franchise, plan or other instrument or obligation to which the Parent or the Purchaser is a party or by which any of their respective assets or properties is bound, (iii) require any filing by the Parent or the Purchaser with, or Permit, or Consent of, any Governmental Entity other than the Regulatory Filings, or (iv) conflict with or violate any judgment, order, writ, Injunction, decree, or Law applicable to the Parent, or any of its properties or assets; except in the case of clause (ii), (iii) or (iv) for such violations, breaches or defaults which would not, individually or in the aggregate, impair the ability of each of the Parent or the Purchaser to perform its obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of any of the Transactions.

5.3 Information in the Proxy Statement. None of the information supplied by the Parent or the Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto), if necessary, will at the date mailed to stockholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

5.4 Brokers. No broker, investment banker, financial advisor or other Person, other than Halyard Capital Advisors, LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent or the Purchaser.

5.5 Financing. The Purchaser has delivered to the Company a true and complete copy of the commitment letter from the Parent’s lender to provide the necessary financing for the Transactions, and the Parent is not aware of any reasons why such financing will not be available at the Effective Time. Irrespective of any such commitment letter or the terms thereof, at the Effective Time, the Parent and the Purchaser shall have sufficient cash, available lines of credit, or other sources of immediately available funds to enable the Purchaser to pay the aggregate Merger Consideration.

5.6 Litigation. There is no suit, claim, action, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation instituted or pending or, to the Knowledge of the Parent, threatened against, affecting or naming as a party thereto the Parent or the Purchaser, or against their respective businesses or assets that, individually or in the aggregate, are or would materially impede, delay, or impair the consummation of the Transactions.

5.7 Not an Interested Stockholder. Neither the Parent nor the Purchaser nor any of their respective Affiliates is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.
5.8 Ownership of Company Stock.  Neither the Parent nor the Purchaser nor any of their respective Affiliates beneficially owns any shares of Company Stock.

ARTICLE 6

Conduct of Business Pending the Merger

6.1 Interim Operations of the Company. During the period from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, unless the prior written consent of the Parent shall have been obtained (which consent shall not be unreasonably withheld, conditioned, or delayed), and except (i) as expressly contemplated or permitted by this Agreement or (ii) is required by applicable Law (including any compliance by the Company’s directors with their fiduciary duties), the Company covenants and agrees that:

(a) the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business, and each of the Company and the Company Subsidiaries shall use its commercially reasonable efforts to maintain and preserve intact its present business organization, assets, properties and all material insurance of the type described in Section 4.16 hereof and maintain its rights and franchises and maintain good relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it;

(b) neither the Company nor any Company Subsidiary shall, directly or indirectly, (i) amend their respective certificates or articles of incorporation or bylaws or similar organizational documents; or (ii) split, combine or reclassify the outstanding Common Stock or any outstanding capital stock of the Company or any Company Subsidiary;

(c) neither the Company nor any Company Subsidiary shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Company Subsidiary to its parent); (ii) except upon the exercise of the Options or upon the exercise of any other rights to purchase Common Stock outstanding on the date hereof (including, the rights granted under the ESPP through the date of this Agreement), issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire, any shares of capital stock of the Company or any Company Subsidiaries (including treasury shares); (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, or incur or modify any material indebtedness or other liability, other than in the ordinary course of business; or (iv) redeem, purchase or otherwise acquire any shares of its capital stock, or enter into any transaction or instrument which includes a right to acquire such shares except (A) from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options to the extent required or permitted under an Option Plan, or (B) from former employees, directors, and consultants pursuant to agreements providing for the repurchase of their shares at the original issue price in connection with the termination of their services to the Company or any Company Subsidiary;

(d) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof or permitted to be entered into pursuant to the terms of this Agreement, including without limitation, Section 7.11(f) hereof, neither the Company nor any Company Subsidiary shall (i) change the compensation or benefits payable or to become payable to any of its directors, officers or employees (other than increases in wages to employees who are not directors or Affiliates in the ordinary course of business, but in any event not to exceed $300,000 in the aggregate), (ii) enter into or amend any employment, severance, consulting, termination, pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement (except for new hire employees and promotions in the ordinary course of business whose annual salary does not exceed $150,000) or make loans to any directors, officers, employees, or Affiliates of the Company or any Company Subsidiary or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, other than such actions taken in the ordinary course of business; provided, however, that, in the event that the Merger has not been consummated by the close of business on July 31, 2007, the Company shall be permitted to implement new “management by objective” plans with or for its employees consistent with past practice except that such plans (A) shall be in effect only for the quarter ending on September 30, 2007, as opposed to a full year, and (B) shall be designed such that the expected benefits shall not exceed the benefits provided by such plans in the same quarter of the prior fiscal year when considered in the aggregate;

(e) neither the Company nor any Company Subsidiary shall pay or arrange for payment of any pension, retirement allowance or other employee benefit to any officer, director, employee or Affiliate or pay or make any arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, except for payments, arrangements for payments and accruals made in the ordinary course of business, pursuant to benefits or other such plans in effect as of the date hereof as enforced consistent with past practices or as otherwise required by applicable Law;

(f) except in the ordinary course of business, neither the Company nor any Company Subsidiary will, in any material respect, modify, amend or terminate any contract or agreement (other than contracts or agreements with customers) providing for aggregate payments by or to the Company of $250,000 or more, or waive, release or assign any material rights or claims under any of such contracts or agreements;

(g) neither the Company nor any Company Subsidiary shall: (i) incur, become liable for, agree to become liable for, or assume (x) any long-term indebtedness or any short-term indebtedness (which shall not include trade payables) or (y) any Off-Balance Sheet Financing Transactions; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than in the ordinary course of business; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (including, without limitation by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets or property, any Person (other than to or from a Company Subsidiary or which are immaterial in amount and other than investments in short term money market instruments or commercial paper, or otherwise as set forth on Section 6.1(g)(iii) of the Company Disclosure Schedule); or (iv) acquire (by merger, consolidation or acquisition of stock or assets) any Person or division thereof or any equity interest therein or otherwise acquire direct or indirect control of any Person;

(h) subject to any duty imposed by Law, neither the Company nor any Company Subsidiary shall enter into or modify any collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement other than in the ordinary course of business;

(i) the Company and each Company Subsidiary shall timely and properly file, or timely and properly file requests for extensions to file, all federal, state, local and foreign Tax Returns which are required to be filed, and pay or make provision for the payment of all Taxes owed by them;

(j) neither the Company nor any Company Subsidiary will (i) materially change any of the accounting methods used by it except for such changes required by GAAP or (ii) except to the extent occurring in the ordinary course of business, make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method, enter into any closing agreement or settle any material claim or material assessment relating to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(k) subject to Section 6.1(o) hereof, neither the Company nor any Company Subsidiary will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise) in excess of $250,000, other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

(l) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(m) neither the Company nor any Company Subsidiary shall make any capital expenditure in excess of $250,000;

(n) neither the Company nor any Company Subsidiary shall sell, pledge, assign, lease, license, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Liens) or otherwise dispose of any of its material properties or assets (including the Company Intellectual Property), except for sales, leases, licenses or encumbrances of its properties or assets in the ordinary course of business and Liens for Taxes not yet due and payable; provided, however, that notwithstanding the foregoing, in no event shall the Company or any Company Subsidiary transfer, assign, or otherwise dispose of a License installment receivable under any contract, arrangement, or understanding whether now existing or existing hereafter;

(o) Other than in the ordinary course of business, commence any action, suit, proceeding, or litigation other than in the ordinary course of business or settle any action, suit, proceeding, or litigation involving any liability of the Company for money damages exceeding $100,000 or restrictions upon the operations of the Company or any Company Subsidiary; and

(p) neither the Company nor any Company Subsidiary will enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

Notwithstanding the foregoing, the parties shall cooperate and establish procedures and limitations to ensure that the Company would not be required to take any action as a result of the Transactions that would reasonably be expected to contravene any applicable Law (including, without limitation, the HSR Act).

6.2 No Solicitation.

(a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal. From and after the date of this Agreement and until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to directly or indirectly:

(i) initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which would be reasonably likely to lead to any third-party Acquisition Proposal; or

(ii) enter into any agreement with respect to any Acquisition Proposal; or

(iii) in the event of an unsolicited Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent or any of its Affiliates or representatives) relating to an Acquisition Proposal.

The Company shall promptly, and in any event within two (2) Business Days, notify the Parent if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its Representatives, in each case, in connection with an Acquisition Proposal (an “Acquisition Proposal Interest”). Such notice shall identify the Person indicating such Acquisition Proposal Interest and the material terms and conditions of any such Acquisition Proposal.

Notwithstanding the foregoing, nothing contained in this Section 6.2(a) shall prohibit the Company or its board of directors from taking (and disclosing to the Company’s stockholders) any position with respect to a tender or exchange offer by a third party in compliance with Rules 14d-9 or 14e-2 under the Exchange Act or making such other disclosures to the Company’s stockholders if, in the good faith judgment of the board of directors of the Company, after consultation with outside legal counsel, such disclosure is necessary for the board of directors of the Company to comply with its fiduciary duties.

As used in this Agreement, “Acquisition Proposal” means any proposal or offer relating to any transaction or series of related transactions (other than the Transactions) involving any (A) acquisition or purchase from the Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, referred to herein as a “Group”) of more than a 25% interest in the total outstanding voting securities of the Company or any Company Subsidiary, or (B) exchange or tender offer involving the Company which, if consummated, would result in any Person beneficially owning 25% or more of any class of outstanding voting securities of the Company, or (C) merger, consolidation, business combination or similar transaction involving the Company, or (D) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the business or assets of the Company, or (E) any dissolution or liquidation of the Company, or (F) any other transaction similar to the foregoing with respect to the Company or any Company Subsidiary.

(b) Notwithstanding Section 6.2(a) hereof, prior to receipt of the approval of the stockholders of the Company to this Agreement and the Merger, the Company may furnish, pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (subject to applicable Law, including without limitation the fiduciary obligations of the board of directors of the Company), information concerning its business, properties or assets and such other information as it deems relevant to any Person making an Acquisition Proposal that did not result from a breach of this Agreement and that the board of directors of the Company determines in good faith (after consultation with outside counsel and its financial advisors) could be reasonably expected to lead to a Superior Proposal, and may negotiate and participate in discussions and negotiations with such Person concerning such Acquisition Proposal if in the good faith opinion of the board of directors of the Company, after consultation with outside legal counsel to the Company, it is determined that providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its stockholders and necessary in order for the board of directors of the Company to discharge its fiduciary duties to the Company’s stockholders under applicable Law. The Company shall notify the Parent of such determination relating to a potential Superior Proposal and shall promptly provide to the Parent any material non-public information regarding the Company provided to any other party, which was not previously provided to the Parent.

As used herein, the term “Superior Proposal” shall mean a bona fide, written Acquisition Proposal made by such entity or group on an unsolicited basis, and in the absence of any violation of this Section 6.2 by the Company, which the board of directors determines, in good faith after consultation with its legal and financial advisors, is (i) not subject to any condition related to financing or, if so subject, that the board of directors of the Company has determined in its good faith judgment that it is reasonably likely to be financed, (ii) reasonably likely to be consummated (taking into account the legal aspects of the Acquisition Proposal, the Person making the Acquisition Proposal and approvals required in connection therewith), and (iii) more favorable (taken as a whole) than the Merger Consideration to the Company's stockholders from a financial point of view; provided, that a Superior Proposal may be subject to customary conditions.

(c) Except as set forth in this Sections 6.2(c), neither the board of directors of the Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Transactions, to the Parent or to the Purchaser, the approval or recommendation by the board of directors of the Company of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal.

Notwithstanding the foregoing, prior to the earlier of the termination of this Agreement or the Effective Time, the board of directors of the Company may (subject to the terms of this and the following sentence) withhold, withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third Business Day following the Company’s delivery to the Parent of a notice of its determination that an Acquisition Proposal constitutes a Superior Proposal (a “Superior Proposal Notice”); provided, however, that the Company shall not terminate this Agreement and enter into an agreement with respect to a Superior Proposal unless (i) prior to any such termination the Company has provided the Parent with a Superior Proposal Notice with respect to such Superior Proposal as aforesaid, (ii) within a period of three Business Days following the delivery of the Superior Proposal Notice, the Parent does not propose to amend this Agreement or enter into an alternative transaction, in either case which the board of directors of the Company determines in its good faith judgment in consultation with its legal and financial advisors to be as favorable to the Company’s stockholders, from a financial point of view, as such Superior Proposal, and (iii) at least three full Business Days after the Company has provided the Superior Proposal Notice, the Company delivers to the Parent a written notice of termination of this Agreement pursuant to this Section 6.2(c) and payment of the Termination Fee in accordance with Section 9.2 of this Agreement.

6.3 SEC Reports. The Company shall file in a timely manner all reports, forms, filings, registration statements, and other documents (including, but not limited to, all exhibits, post-effective amendments and supplements thereto) required to be filed by it under the Exchange Act (including, but not limited to, any applicable reports on Form 8-K) between the date of this Agreement and the Effective Date. If financial statements are contained in any reports filed with the SEC, such financial statements will present fairly, in all material respects, the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then-ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments and except for the permissible absence of footnote disclosure in unaudited financial statements). As of their respective dates, such reports filed with the SEC will comply as to form in all material respects with the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 7

Additional Agreements

7.1 Agreements as to Efforts to Consummate; Consents and Approvals. Subject to the terms and conditions of this Agreement and applicable Law, each of the parties hereto agrees to use, and cause its Subsidiaries, if any, to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the Transactions as expeditiously as practicable after the date of this Agreement and, without limitation, shall:

(a) prepare and file all forms, registrations, and notices required to be filed to consummate the Transactions and the taking of such action necessary to obtain in a timely manner all necessary Permits and Consents by third parties and Governmental Entities;

(b) lift or rescind any judgment, order, writ, Injunction, or other decree adversely affecting the ability of the parties to consummate the Transactions;

(c) comply promptly with all applicable Laws and legal requirements which may be imposed on it with respect to this Agreement and the Transactions (which actions shall include, without limitation, furnishing all information required under and in connection with approvals of or filings with any Governmental Entity);

(d) cooperate with and, subject to such confidentiality agreements as may be reasonably necessary or requested, furnish information to each other or their respective counsel in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the Transactions;

(e) obtain (and cooperate with each other in obtaining) any Permits or Consents from any Governmental Entity or any other public or private third party required to be obtained or made by the Parent, the Purchaser, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated thereby or by this Agreement;

(f) consult with the other parties hereto with respect to, provide any necessary information with respect to and, subject to applicable Law, provide the other parties hereto (or their respective counsel) with copies of, all filings made by such parties with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions;

(g) inform the other parties hereto of any communication, written or oral, from any Governmental Entity regarding the Transactions, unless prohibited by applicable Law;

(h) if any party hereto or Affiliate thereof, as their Representative, receives a request from any such Governmental Entity for additional information or documentary material with respect to the Transactions, endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response in compliance with such request;

(i) cause to be satisfied the conditions in Article 8 hereto; and

(j) all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

7.2 Notification of Certain Matters; Current Information.

(a) The Company shall give prompt notice to the Parent and the Parent shall give prompt notice to the Company (in each case, to the extent such party has Knowledge thereof), of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would cause any condition set forth in Article 8 hereof to not be satisfied at any time from the date hereof until the earlier of termination of this Agreement or the Effective Time, and (ii) any material failure of the Company, the Purchaser or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto; provided, further, that failure to give such notice shall not be treated as a breach for purposes of 9.1 unless the failure to give such notice results in material prejudice to the other party.

(b) Subject to applicable Law, the Company shall promptly notify the Parent of (i) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or (ii) the institution or the threat of material action, suit, claim, or proceeding involving such party.

7.3 Access. From the date hereof until the earlier of termination of this Agreement or the Effective Time, upon reasonable notice and subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to the officers, employees, accountants, counsel, financing sources and other representatives of the Parent and the Purchaser reasonable access, during normal business hours and in a manner that does not disrupt or interfere with business operations to all of its properties, books, contracts, commitments, records, officers and employees, and all other interests concerning it and its business, assets, properties or condition (financial or otherwise) and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to the Parent and the Purchaser (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or the securities Laws of any other jurisdiction, and (b) such other information concerning its business, properties and personnel as the Parent or the Purchaser may reasonably request. Notwithstanding anything contained herein to the contrary, the parties shall cooperate and establish procedures and limitations to ensure that the Company would not be required to permit any inspection, or to disclose any information, that would reasonably be expected to (i) contravene any applicable Law (including, without limitation, the HSR Act) or applicable contract or agreement entered into prior to the date of this Agreement, or (ii) jeopardize the attorney-client privilege or the attorney work product doctrine.

7.4 Confidentiality. Except as otherwise agreed to in writing or as otherwise required by applicable Law or regulation (including Nasdaq and NASD rules), until the Effective Time, the Parent and the Purchaser will be bound by, and all information received by the Parent or its representatives pursuant to Section 7.3 shall be subject to, the terms of the confidentiality agreement, dated February 13, 2007, entered into by and between the Parent and the Company (as may be amended from time to time, the “Confidentiality Agreement”). In the event this Agreement is terminated and the Merger is not consummated, the parties to this Agreement affirm their understanding that the terms of the Confidentiality Agreement shall survive such termination and shall continue in full force and effect.

7.5 [Intentionally Omitted]

7.6 Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and the Parent. Thereafter, so long as this Agreement is in effect, neither the Company nor the Parent, nor any of their respective Affiliates, shall issue any press release or make any other public announcement with respect to the Merger or this Agreement without first giving notice to and consulting with the other party, and considering in good faith incorporating any reasonable comments of such other party, except that a party may, without first consulting with the other party, issue a press release or make any other public announcement after receiving advice from counsel that such public statement or announcement is required by the rules of the Nasdaq or applicable Law; provided, that, such party has attempted in good faith to consult with the other party prior to issuing such press release or other public announcement but has been unable to do so in a timely manner.

7.7 Insurance and Indemnification.

(a) For a period of six years after the Effective Time, the Parent shall, or shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former directors and officers of the Company and of any Company Subsidiaries, and Persons who become any of the foregoing prior to the Effective Time (each an “Indemnified Party”) against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel) and judgments, fines, losses, claims, liabilities and amounts paid in settlement incurred in connection with or arising out of any claim, action, suit, proceeding, or investigation, whether criminal, civil, administrative or investigative, arising out of any acts or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions); provided, however, that neither the Parent nor the Surviving Corporation shall be required to indemnify any Indemnified Party pursuant hereto if it shall be determined by a court of competent jurisdiction that the Indemnified Party acted in bad faith or, with respect to any criminal action or proceeding, that the Indemnified Party did not have reasonable cause to believe that its conduct was lawful, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. The Parent also shall advance expenses incurred promptly upon (but in any event with ten days following) receipt of statements therefor from any Indemnified Party; provided that the Person to whom such advances are made provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification. The Parent and the Company agree that in the event any claim, action, suit, proceeding, or investigation is asserted, commenced, or made within the six-year period contemplated by this Section 7.7, all rights to indemnification in respect of any such claim, action, suit, proceeding, or investigation shall continue until disposition of any and all such claims.

(b) The Parent agrees that all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, the present or former directors or officers of the Company or any Company Subsidiary as provided in the Company’s Certificate of Incorporation or Bylaws, the Certificate or Articles of Incorporation, as the case may be, bylaws or similar documents of any of the Company’s Subsidiaries, or any agreements as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. The Parent agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder.

(c)(i) The Parent or the Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that the Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then the Parent or the Surviving Corporation shall obtain substantially similar D&O Insurance on terms at least as favorable to such former directors or officers.

(ii) Notwithstanding the provisions of Section 7.7(c)(i) above, the Company may at its option, in lieu of complying with the provisions of Section 7.7(c)(i), purchase an extended reporting period endorsement (the “Policy Extension”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers which shall provide such directors and officers with coverage for six years following the Effective Time, which policy shall provide coverage amounts, terms, and conditions which are no less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company with respect to acts or omissions occurring prior to or at the Effective Time. The Parent shall take any and all actions necessary or advisable to maintain such Policy Extension, and shall so maintain such Policy Extension, on the terms so purchased and shall not modify or amend the terms thereof in any manner.

(d) In the event the Parent, the Surviving Company, or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Parent assume the obligations set forth in this Section 7.7.

(e) The Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 7.7. From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, pay all expenses, including reasonable attorneys’ fees that may be incurred by the Indemnified Parties in enforcing their indemnity rights and other rights provided in this Section 7.7.

7.8 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall use its commercially reasonable efforts to enforce and shall not terminate, amend, modify or waive (except in accordance with the terms of the applicable agreement) any standstill provision of any confidentiality or standstill agreement between the Company or its Representatives and other parties entered into prior to the date hereof, subject to applicable Law, including without limitation the fiduciary obligations of the board of directors of the Company.
7.9 State Takeover Laws. If any state takeover statute or similar Laws becomes or is deemed to become applicable to the Company or the Merger, then the Company’s board of directors shall, subject to its fiduciary duties as advised of the same by its counsel, take all reasonable action necessary to render such statute inapplicable to the foregoing.

7.10 Stockholder Solicitation and Approvals.

(a) As soon as practicable after the execution of this Agreement, and subject to the terms of this Agreement, including, without limitation, Section 6.2 hereof, the Company shall:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”), as promptly as practicable for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

(ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its commercially reasonable efforts to obtain and furnish the information required by the rules and regulations of the SEC to be included in the proxy statement and, after consultation with the Purchaser and the Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with any supplements thereto, the “Proxy Statement”) to be mailed to its stockholders;

(iii) include in the Proxy Statement the recommendation of the Company’s board of directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

(iv) use all commercially reasonable efforts to solicit from holders of Common Stock proxies in favor of the Merger and take all actions reasonably necessary or, in the reasonable opinion of the Purchaser, advisable to secure the approval of stockholders required by the DGCL, the Company’s Certificate of Incorporation, and any other applicable law to effect the Merger.

(b) The Parent agrees promptly to provide the Company with all information regarding the Parent and the Purchaser required to be included in the Proxy Statement, and to otherwise cooperate with the Company in the preparation of the Proxy Statement and other necessary proxy solicitation materials of the Company with respect to the Merger.

7.11 Employee Benefits.

(a) For a period of six months following the Effective Date of this Agreement, the Parent shall provide a notice of termination to any employee of the Company or a Company Subsidiary which notice shall not be less than the greater of (i) that which is required by applicable Law, (ii) two months for U.S. employees who have less than 5 years service, (iii) three months for U.S. employees who have more than 5 but less than 10 years service, and four months for U.S. employees with more than 10 years service.

(b) The Parent agrees to cause the Company or the Surviving Corporation, as the case may be, to honor all contracts and agreements of the Company or any of the Company Subsidiaries, in accordance with their terms, which are applicable with respect to any employee, officer, director or executive or former employee, officer, director, or executive of the Company or of any Company Subsidiary, including without limitation as contemplated by Section 7.11(f) hereof. Notwithstanding the provisions of this Section 7.11 or any other provision of this Agreement, the ability or right of the Company, the Surviving Company or any Company Subsidiary to terminate the employment of any of their respective employees after the Closing Date shall not be limited or restricted in any way (subject to any rights of any such employees pursuant to any contract, agreement, arrangement, policy, plan or commitment). Notwithstanding anything in this Agreement to the contrary, the Parent shall cause the Surviving Corporation to pay all amounts earned by employees of the Company or any Company Subsidiary under any contract, agreement, arrangement, policy, plan or commitment to all employees who are employed by the Company on the Closing Date, and to the extent that such payments are triggered by the Closing and set forth in Section 4.20(b) of the Company Disclosure Schedule, these payments will be made simultaneously with the Closing.

(c) Except as provided in this Section 7.11, nothing in this Agreement shall limit or restrict the rights of the Parent or the Company to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

(d) Promptly following the execution of this Agreement, the Parent and the Company shall cooperate to communicate to employees with respect to the post-Merger employee compensation and benefits. Without the prior approval of the Parent, the Company shall not, during the period prior to the Effective Date, make any written or other communication to its employees relating to post-Merger employee compensation or benefits in a manner designed to increase the compensation and benefits communicated in accordance with the prior sentence.

(e) From and after the Effective Time, the Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide each employee of the Parent or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any Company Subsidiary immediately prior to the Effective Time (“Continuing Employees”), for so long as such Continuing Employees remain so employed, health and welfare benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of the Parent and its Subsidiaries under the Parent Employee Plans (as defined below). Following the Effective Time, the Parent will give each Continuing Employee full credit for prior service with the Company or any Company Subsidiary as if such service was service with the Parent for purposes of (w) eligibility and vesting under any Parent Employee Plans, (x) determination of benefit levels under any Parent Employee Plan or policy relating solely to vacation or severance and (y) determination of “retiree” status under any Parent Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Parent and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is a defined contribution plan, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written plan generally made available to similarly situated employees of Parent in the ordinary course of business by the Parent or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Parent or a Subsidiary of the Parent; provided, however, that for the avoidance of doubt, the term “Parent Employee Plan” shall not include any defined benefit pension plan or any plan providing for post-retirement medical or other welfare benefits.

(f) Simultaneously with the Closing, and subject thereto, the Company (or the Surviving Corporation, as applicable) shall make lump sum cash payments to the employees of the Company identified by the Company in an aggregate amount not to exceed $800,000.

7.12 Stockholder Litigation. The parties will discuss with each other any stockholder litigation relating to the Transactions.

7.13. FIRPTA Certificate.  On or prior to the Effective Date, the Company shall deliver to the Parent a properly executed statement certifying that the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE 8

Conditions

8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger and the other Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Parent, the Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, to the extent required by the Certificate of Incorporation, the Bylaws of the Company, and the DGCL; provided, however, that no party to this Agreement may invoke this condition if such party has not complied with its obligations under Section 7.10 of this Agreement in any material respect;

(b) Regulatory Approval. Other than the filing of the Certificate of Merger, all material Consents of, filings and registrations with, and notifications to, all Governmental Entities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Governmental Entities which is necessary to consummate the Transactions shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets or properties) which in the reasonable judgment of the board of directors of either party would so materially adversely impact the economic or business benefits of the Transactions that the same would have a Material Adverse Effect on the party subject to such Consent; and

(c) Legal Proceedings. No Governmental Entity of competent jurisdiction shall have issued any injunction, order, decree, ruling, or other legal restraint or prohibition, whether temporary, preliminary, or permanent (an “Injunction”) which is in effect and has the effect of preventing the consummation of the Merger or any of the Transactions, nor shall any action or proceeding have been commenced by any Governmental Entity and be pending for the purposes of obtaining an Injunction. No Law, judgment, order, Injunction, writ, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

8.2 Conditions to Obligations of the Parent and the Purchaser to Effect the Merger. The obligations of the Parent and the Purchaser to perform this Agreement and to consummate the Merger and the other Transactions are subject to the satisfaction of the following additional conditions, unless waived by the Parent:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects as of the date of the date of this Agreement and as of the Closing Date, as if made at and as of such date or time, except to the extent expressly made as of an earlier date, in which case as of such earlier date or time, and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) Performance of Covenants and Agreements. The agreements and covenants of the Company to be performed or complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Consents and Approvals. The Company shall have obtained any and all Consents (other than those referred to in Section 8.1(b) of this Agreement) required for consummation of the Merger and the other Transactions, or for preventing any default under any agreement, contract, other instrument or Permit to which the Company is a party, which, if not obtained or made, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or the Surviving Corporation after the Effective Time, as the case may be.

(d) Certificates. The Company shall have delivered to the Parent (i) a certificate, dated as of the date of Closing, signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 8.2(a), 8.2(b), 8.2(c), and 8.2(e) of this Agreement have been satisfied, and (ii) copies of all documents that the Parent may reasonably request relating to the existence of the Company and certified copies of resolutions or written consents duly adopted by the board of directors of the Company and any Company Subsidiary evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the Transactions, all in such reasonable detail as the Parent and its counsel may request.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events or changes which, individually or in the aggregate, have had or would have a Material Adverse Effect on the Company;

(f) Options, RSUs, Option Plans and ESSP. All outstanding Options and RSUs shall be cancelled or redeemed, all of the Share Option Plans and the ESSP shall have been terminated, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect to the capital stock of the Company or any Company Subsidiary shall have been cancelled.

(g) Opinion of Counsel. The Parent shall have received a written opinion of counsel to the Company, dated as of the Closing, containing such opinions as may be reasonably requested by the Parent.

(h) Voting Agreements. Each stockholder identified in Annex I shall have delivered a Voting Agreement on the date hereof and shall have complied with and not be in breach of, their respective obligations under the terms of the Voting Agreement, and all of the Common Stock subject to a Voting Agreement shall have been voted in favor of the approval and adoption of this Agreement and the Merger (which vote shall not have been revoked).

8.3 Conditions to Obligation of the Company to Effect the Merger.  The obligations of the Company to perform this Agreement and consummate the Merger and the other Transactions are subject to the satisfaction of the following conditions, unless waived by the Company:

(a) Representations and Warranties. The representations and warranties of the Parent and the Purchaser set forth in this Agreement disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects as of the date of the date of this Agreement and as of the Closing Date, if made at and as of such date or time, except to the extent expressly made as of an earlier date, in which case as of such earlier date or time, and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Parent or the Purchaser.

(b) Performance of Covenants and Agreements. The agreements and covenants of the Parent and the Purchaser to be performed or complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all respects.

(c) Consents and Approvals. The Purchaser shall have obtained any and all Consents (other than those referred to in Section 8.1(b) of this Agreement) required for consummation of the Merger and the other Transactions.

(d) Payment of Consideration. The Parent shall have delivered to the Paying Agent the aggregate Merger Consideration with respect to the Common Stock and the Restricted Shares and the aggregate amount payable with respect to Options and RSUs pursuant to the terms of Section 3.6 of this Agreement.

ARTICLE 9

Termination

9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual written consent of the Parent and the Company; or

(b) by either the Parent or the Company: (i) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice of such inaccuracy and which inaccuracy would provide the terminating party with the ability to refuse to consummate the Merger under applicable standard set forth in Section 8.2(a) of this Agreement in the case of the Company and 8.3(a) in the case of the Parent (provided that the terminating party is not then in material breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of the Company and Section 8.3(a) in the case of the Parent, or in material breach of any covenant or other agreement contained in this Agreement), or (ii) in the event of a material breach by the other party of the covenants, agreements, or obligations contained in this Agreement which breach cannot be or has not been cured within thirty (30) days after giving of written notice to the breaching party of such breach; or

(c) by either the Parent or the Company, in the event (i) any material Consent of any Governmental Entity required for consummation of the Merger and the other Transactions shall have been denied by a final nonappealable action of such Governmental Entity or if such action taken by such Governmental Entity is not appealed within the time limit for appeal, or (ii) the stockholders of the Company fail to vote in favor of adoption of this Agreement as required by applicable Law at the Special Meeting where this Agreement is presented to the stockholders for adoption and voted upon; or

(d) by either the Parent or the Company, in the event that the Merger shall not have been consummated by September 30, 2007 (the “Outside Termination Date”); provided, however, that in the event there is issued a “second request” under the HSR Act or a similar request or investigation is made in connection with the review by any Governmental Entity of the Transactions under any other comparable Law of foreign jurisdictions, such date shall be extended to November 30, 2007; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Termination Date (as may be so extended);

(e) by the Parent or the Company (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of the Company and Section 8.3(a) in the case of the Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the Outside Termination Date; or

(f) By the Parent, if (i) the Company’s board of directors shall have withdrawn, modified, or changed its recommendation to its stockholders with respect to approval of this Agreement, or the Merger in a manner adverse to the Transactions or to the Parent or to the Purchaser, (ii) the Company enters into a definitive agreement or the Company’s board of directors shall have approved or recommended any proposal other than by the Parent or the Purchaser in respect of an Acquisition Proposal, (iii) the Company’s board of directors or any committee thereof resolves to take any of the actions described in Sections 9.1(f)(i) or (ii) of this Agreement, (iv) the Company shall have failed to affirm its recommendation to stockholders in respect of the Transactions within five Business Days of a request to do so by the Parent, or (v) the Company shall have materially violated or breached any of its obligations under Section 6.2 of this Agreement; or

(g) by the Company at any time prior to the receipt of the approval of the Merger by the Company’s stockholders, pursuant to and in compliance with Section 6.2(c) of this Agreement; provided, however, that the Company makes the payment of the Termination Fee in accordance with Section 9.2(b) of this Agreement.

9.2 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement as provided in Section 9.1, this Agreement shall become void and have no effect and no party shall have any liabilities or obligation to the other parties hereto with respect to this Agreement, except that (i) the provisions of Section 7.4, Article X, and this Section 9.2 shall survive any termination and abandonment, (ii) in the case of Section 9.2, the provisions thereof shall be the exclusive remedies of the parties hereto, other than willful breach of this Agreement, and other than as set forth in this Section 9.2 and (iii) nothing herein shall relieve any party from liability for any willful breach of any representation, warranty, covenant, or agreement of such party contained in this Agreement.

(b) The Company shall pay to the Parent a termination fee equal to Six Million Dollars ($6,000,000) (the “Termination Fee”):

(i) if the Parent shall have terminated this Agreement pursuant to any of the Sections 9.1(f)(i), 9.1(f)(ii), 9.1(f)(iii), or 9.1(f)(iv);

(ii) if the Parent shall have terminated this Agreement pursuant to Section 9.1(f)(v);

(iii) if the Parent shall have terminated this Agreement pursuant to Sections 9.1(b), 9.1(c)(ii), 9.1(d), or 9.1(e) and (A) prior to or at the time of such termination, a third party has publicly announced an intention to make (whether or not conditional) an Acquisition Proposal to the Company or any of its Subsidiaries or to any of its Representatives, the consummation of which would constitute an Acquisition Event (as defined below), and (B) within twelve (12) months following the termination of this Agreement, an Acquisition Event with such third party or its Affiliates is consummated or the Company enters into a definitive agreement with such third party or its Affiliates providing for an Acquisition Event;

(iv) if the Company shall have terminated this Agreement pursuant to Sections 9.1(g); or

(v) if the Company shall have terminated this Agreement pursuant to Sections 9.1(c)(ii) or 9.1(d) and, prior to or at the time of such termination, (A) a third party has publicly announced an intention to make (whether or not conditional) an Acquisition Proposal to the Company or any of its Subsidiaries or to any of its Representatives, the consummation of which would constitute an Acquisition Event (as defined below), and (B) within twelve (12) months following the termination of this Agreement, an Acquisition Event with such third party or its Affiliates is consummated or the Company enters into a definitive agreement with such third party or its Affiliates providing for an Acquisition Event.

(c) The Termination Fee shall be payable by wire transfer to such account as the Parent may designate in writing to the Company:

(i) in the case of Sections 9.2(b)(i), (ii), or (iv), within two Business Days of the termination of this Agreement; and

(ii) in the case of Sections 9.2(b)(iii) or (v), within two Business Days after the earlier of the consummation of such Acquisition Event or the entry by the Company into such definitive agreement.

(d) For purposes of this Agreement, the term “Acquisition Event” shall mean any of the following transactions (other than the Transactions):

(i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction,

(ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company’s business immediately prior to such sale, or

(iii) the acquisition by any person or Group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

(e) In the event of a termination of this Agreement by the Company pursuant to Section 9.1(b), 9.1(d), or 9.1(e) due to a breach or a default of the Parent, then the Parent shall pay to the Company an amount equal to Six Million Dollars ($6,000,000) by wire transfer to such account as the Company may designate in writing to the Parent, within two Business Days of such termination of this Agreement, provided, that nothing contained in this Section 9.2(e) or otherwise in this Agreement shall relieve the Parent or the Purchaser from liability for breach of any representation, warranty, covenant, or agreement of such party contained in this Agreement.

ARTICLE 10

General Provisions

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of any Person means (i) a Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, and (ii) an “associate” as that term is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of this Agreement.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other U.S. federal, state or non-U.S. competition or antitrust Law.

“Audit” means any audit, or other examination relating to Taxes by any tax authority or any judicial or administrative proceedings relating to Taxes.

“Business Day” means any day, other than Saturday, Sunday or a federal holiday, means or days on which banks in Florida or New York are closed for business.

“COBRA” means “The Consolidated Omnibus Budget Reconciliation Act of 1986.”

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Financial Advisor” means Jefferies Broadview, a division of Jefferies & Company, Inc.

“Company Subsidiary” means each Subsidiary of the Company.

“Consent” means any consent, order, approval, authorization, clearance, exemption, waiver, ratification, or similar affirmation by any Person.

“Control” (including the terms “controlling”, “controlled by” and “under control”, “controlled with”, or correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, or otherwise.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state, local, and foreign agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Financial Statements” means the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents.

“Hazardous Materials” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil and (specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” of (i) the Company means, as of the date relating thereto, with respect to any particular matter, the actual knowledge of any Person listed on Section 10.1(a) to the Company Disclosure Schedule, and (ii) the Parent or the Purchaser means, as of the date relating thereto, with respect to any particular matter, the actual knowledge of any executive officer, the general counsel or the chairman of the board of directors of the Parent or the Purchaser, as the case may be.

“Law” means any code, law, ordinances, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, properties, assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset.

“Loan Properties” means any property owned, leased, or operated by the Company or any Company Subsidiary or in which the Company or any Company Subsidiary holds a security or other interest (including an interest in a fiduciary capacity) and, when required by the context, this term also includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means, when used in connection with any Person, a material adverse change or effect on (a) such Person’s ability to consummate the Merger and the other Transactions without material delay or (b) the financial condition, business, properties, assets, operations or results of operations of such Person and its Subsidiaries on a consolidated basis, taken as a whole, excluding in each case, (i) any changes or effects resulting from general economic, market or political conditions, (ii) any changes or effects in the general conditions in the Person’s industry, (iii) any changes or effects resulting from business conditions in the United States generally, (iv) any changes or effects resulting from actions taken in connection with this Agreement, including without limitation, any actions or changes resulting from the public announcement or the pendency of the Transaction and any expenses incurred in connection therewith, including without limitation any loss of or adverse change in the relationship of the Company or any of the Company Subsidiaries with their respective competitors, employees, customers, distributors, licensors, partners or suppliers, and including actions of competitors or any delays or cancellations of orders for products or losses of employees, (v) any acts of God, war, armed hostilities or terrorism, (vi) any changes in the trading price or trading volume of the capital stock of the Person, as applicable (it being understood, however, that this clause shall not preclude any effect giving rise to or contributing to such changes in the trading price or trading volume of such capital stock from constituting or giving rise to a Material Adverse Effect and any such effect may be taken into account in determining whether a Material Adverse Effect has occurred), (vii) conditions in the stock markets or other capital markets or changes or effect therein, (viii) any actions taken or omitted to be taken by the Person by or at the written request or with the written consent of the other parties to this Agreement, and (ix) any changes in any applicable Law or any accounting regulations or principles. Any failure by the Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or published financial or operating predictions for or during any period ending (or for which results are released) on or after the date hereof shall not in and of itself constitute a Material Adverse Effect with respect to the Company; provided, however, that with respect to the fiscal quarter of the Company ended March 31, 2007, neither the failure of the Company to meet such projections, forecasts, guidance, estimates, milestones, budgets or published financial or operating predictions, nor the circumstances giving rise to or contributing thereto, shall constitute a Material Adverse Effect with respect to the Company or be taken into account in determining whether a Material Adverse Effect with respect to the Company has occurred or shall have occurred in the future.

“Merger Consideration” means a cash amount equal to $10.05 payable for each share of Common Stock, including Restricted Shares, outstanding at the Effective Time.

“Option Plans” means the 2006 Stock Incentive Plan, the 1996 Stock Incentive Plan, and the Non-Employee Directors’ 1998 Stock Option Plan.

“ordinary course of business” means with respect to any Person, the ordinary course of business consistent in all material respects with such Person’s past practice.

“Participation Facilities” means any facility or property in which the party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Permitted Liens” means (i) Liens disclosed on the balance sheet for the most recent Financial Statements of the Company or described in the footnotes thereto or disclosed on the Company

Disclosure Schedule, (ii) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or interfere with the contemplated use of the assets subject thereto or affected thereby, (iii) mechanics’, materialmen’s, carrier’s, warehousemen’s, landlord’s and similar Liens securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Balance Sheet), or (iv) Liens for current Taxes not yet due and payable or which are being contested in good faith by any appropriate proceedings (and for which adequate accruals or reserves have been established on the balance sheet for the most recent Financial Statements of the Company).

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization, whether incorporated or unincorporated.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such organization is directly owned or controlled by such party or by any one or more of its subsidiaries, or (ii) such party or any other subsidiary of such party is a general partner or manager of a limited liability company (excluding any such partnership or limited liability company where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership or limited liability company, as the case may be).

“Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, other obligations of the same or of a similar nature to any of the foregoing which the Company or any of its Subsidiaries is required to pay, withhold or collect.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to withholding and other payments to third parties.

(b) Each of the following terms shall have the meaning ascribed thereto in the Section set forth opposite such term:

Term                                               Section

Acquisition Event                                        9.2(d)
Acquisition Proposal                                       6.2(a)
Acquisition Proposal Interest                                    6.2(a)
Adjustment                                            3.3
Agreement                                            Preamble
            Balance Sheet Date                                       4.9

            Bankruptcy and Equity Exception                                  4.2(a)
Business Day                                            1.1(a)
Bylaws                                                4.1
Certificate of Incorporation                                     4.1
Certificate of Merger                                         1.3
Certificates                                             3.6(b)
Closing                                               1.2
Closing Date                                              1.2
Common Stock                                          Recitals
Company                                                Preamble
Company SEC Documents                                      4.7(a)
Company Disclosure Schedule Article                             4
Company Intellectual Property                                   4.14(a)
Company Material Contract                                    4.20
Company Software                                       4.14(d)
Company Stockholder Approval                                4.6
Confidentiality Agreement                                      7.4
Continuing Employees                                         7.11(e)
Copyrights                                             4.14(a)(iii)
DGCL                                                  Recitals
D&O Insurance                                             7.7(c)(i)
Dissenting Common Stock                                      3.5(a)
Effective Time                                           1.3
ERISA                                                 4.12(a)
ESPP                                                3.4(c)
Exchange Act                                            4.7(b)
GAAP                                                 4.8(a)
Governmental Entity                                         4.2(b)
Group                                                  6.2(a)
Indemnified Party                                          7.7(a)
Injunction                                               8.1(c)
Internet Domain Names                                       4.14(a)(iv)
Know-how                                             4.14 (a)(v)
Licenses                                                 4.14 (e)
material weakness                                         4.8(c)
Merger                                                1.1
Merger Consideration                                      3.1(c)
Off-Balance Sheet Financing Transactions                          4.10
Option(s)                                                3.4
Outside Termination Date                                    9.1(d)
Parent                                                  Preamble
Parent Employee Plan                                       7.11(e)
Patents                                                4.14(a)(ii)
Paying Agent                                            3.6(a)
        Permits                                                4.18(a)
Plans                                                4.12(a)
Policy Extension                                            7.7(c)(ii)
Proxy Statement                                         7.1(a)(ii)
Purchaser                                               Preamble
Purchaser Common Stock                                    3.1
Regulatory Filings                                        4.2(b)

            Representatives                                            6.2(a)
Restricted Share                                            3.4(b)(ii)
RSU                                                 3.4(b)(ii)
Securities Act                                            4.7(b)
Special Meeting                                            7.10(a)(i)
Superior Proposal                                         6.2(b)
Superior Proposal Notice                                     6.2(c)
Surviving Corporation                                     1.1
Termination Fee                                             9.2(b)
Trademarks                                            4.14(a)(i)
Transactions                                              1.2
Voting Agreement                                        Recitals
Voting Debt                                            4.3(a)

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

10.2 Fees and Expenses. Except as otherwise provided in Section 9.2(b), whether or not the Merger is consummated, each party hereto shall bear and pay its own fees, costs and expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Transactions.

10.3 Entire Agreement; No Other Representations; No Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement, which includes the Company Disclosure Schedule and the exhibits hereto, and the other agreements and instruments executed and delivered pursuant to the terms of this Agreement, together with the Confidentiality Agreement, contains the entire agreement among the parties hereto with respect to the Transactions, and such Agreement supersedes all prior arrangements or understandings with respect to the subject matter hereof, both written and oral. Nothing in this Agreement, expressed or implied, is intended to and does not confer upon any Person or the heirs, successors, or assigns of such Person, other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement and other than the Indemnified Parties referred to in Section 7.7, who shall have the right to enforce the provisions directly but who shall have no right to approve any amendments, modifications or supplements to this Agreement (including those pertaining to or affecting Section 7.7 hereof) which are approved by the parties hereto. Except as expressly stated in this Agreement, none of the parties hereto makes any agreement, covenant or representation or warranty, express or implied, to any other party hereto.

10.4 Amendment and Modification. To the extent permitted by Law, this Agreement may be amended, modified, and supplemented by a subsequent writing signed by each of the Company and the Parent upon the approval of their respective board of directors; provided, however, that the provisions hereof relating to the manner or basis in which Common Stock will be exchanged for the Merger Consideration shall not be amended, modified, or supplemented after the Special Meeting without any requisite approval of the holders of the issued and outstanding Common Stock.

10.5 Waivers. Prior to or at the Effective Time, each of the Company on the one hand and the Parent and the Purchaser on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or the breach of any provision contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or the breach of any other term of this Agreement.

10.6 No Assignment. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person, and any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

10.7 Notices. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be (a) delivered by registered or certified mail, return receipt requested, postage prepaid, (b) by expedited mail or package delivery service guaranteeing next Business Day delivery, or (c) delivered personally, by hand, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder):

Company:

Mobius Management Systems, Inc.
120 Old Post Road,
Rye, New York 10580
Attention: Mitchell Gross, Chief Executive
Officer and President
Facsimile No.: 914-921-1360

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Ernest S. Wechsler
Facsimile No.: (212) 715-8000

Parent:

Allen Systems Group, Inc.
1333 Third Avenue South
Naples, Florida 34102
Attention: General Counsel
Facsimile No.: (239) 263-3692

With a copy to:

Carlton Fields, P.A.
Corporate Center Three at International Plaza
4221 W. Boy Scout Boulevard, 10th Floor
Tampa, FL 33607-5780
Attention: Richard A. Denmon
Phone: 813-223-7000
Facsimile: 813-229-4133

Any notice or other communications to be given or that may be given pursuant to this Agreement shall be deemed to have been given: (x) three calendar days after the deposit of such notice or communication in the United States Mail, registered or certified, return receipt requested, with proper postage affixed thereto; (y) on the first Business Day after depositing such notice of communication with Federal Express, Express Mail, or other expedited mail or package delivery service guaranteeing delivery no later than the next Business Day if next Business Day delivery service has been requested and paid for; or (z) upon delivery if hand delivered or telecopied to the appropriate address and Person as provided hereinabove or to the Person to whose attention the notice is to be given to the other parties in the manner hereinabove provided.

10.8 Governing Law; Jurisdiction.

(a) This Agreement shall in all respects be governed by and construed in accordance with the Laws of the State of Delaware, with out regard to choice of law rules or principles that would result in the application of the Laws of any other jurisdiction.

(b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.7, together with notice of such service to such party, shall be deemed effective service of process upon such party.

10.9 Specific Performance. Each party hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and it is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 Waiver of Jury Trial. To the extent permitted by applicable law, the parties hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

10.11 Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed and delivered, shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

10.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

10.13 Company Disclosure Schedule. The Company Disclosure Schedule shall each be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) each other section of this Agreement. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has had or would have a Material Adverse Effect on the Company or is outside the ordinary course of business.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer(s) thereunto duly authorized, all as of the date first written above.

MOBIUS MANAGEMENT SYSTEMS, INC.

By:_______________________________________
Mitchell Gross,
President and Chief Executive Officer

ALLEN SYSTEMS GROUP, INC.,

By:______________________________________
Arthur L. Allen
President and Chief Executive Officer

ASG M&A, INC.,

By:____________________________________
Arthur L. Allen
President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex I

Stockholders Furnishing Voting Agreements

Mitchell Gross
Joseph J. Albracht